AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION (the “Amendment”) is executed as of this July 15, 2015 (the “Effective Date”) by and among DOME ENERGY, INC., a Texas corporation (the “Company”), DOME ENERGY AB, a Swedish corporation and the sole shareholder of the Company (“DOME AB”), PEDEVCO CORP., a Texas corporation (“PEDEVCO”), and PEDEVCO ACQUISITION SUBSIDIARY, INC., a Texas corporation and wholly-owned subsidiary of PEDEVCO (“Acquisition Subsidiary”). Capitalized terms used below and otherwise not defined herein shall have the meanings given to them in the Reorganization Agreement (as defined below).

W I T N E S S E T H

WHEREAS, on May 21, 2015, the Company, DOME AB, PEDEVCO and Acquisition Subsidiary entered into that certain Agreement and Plan of Reorganization (the “Reorganization Agreement”), which agreement contemplates, among other things, the acquisition by PEDEVCO of substantially all of the assets of Dome AB through an exchange of certain of the shares of PEDEVCO’s common stock for 100% of the outstanding shares of the Company (the “Exchange”);

WHEREAS, pursuant to the Reorganization Agreement, on or prior to July 15, 2015, the Parties agreed to deliver to each other true, accurate and complete copies of their respective Disclosure Schedules and, in the case of the Company, the Company GAAP Financial Statements, and the Company further agreed to deliver each Company Material Contract to PEDEVCO within 45 days of May 21, 2015;

WHEREAS, due to unforeseen delays in the Company’s preparation of the Company GAAP Financial Statements, the Company was unable to deliver the Company GAAP Financial Statements by July 15, 2015, and the Company Material Contracts were not delivered to PEDEVCO until on or about July 15, 2015; and

WHEREAS, the Parties desire to amend the Reorganization Agreement to provide additional time for the Parties to deliver their respective Disclosure Schedules, and in the case of the Company, the Company GAAP Financial Statement and the Company Material Contracts, as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Amendment to Section 7.15(a) of the Reorganization Agreement. The reference to “July 15, 2015” as set forth in the first sentence of Section 7.15(a) of the Reorganization Agreement shall be amended and restated to read “August 17, 2015.” For the sake of clarity and in an abundance of caution, the definition of “Due Diligence Delivery Deadline” as set forth in Section 7.15(a) of the Reorganization Agreement is amended to read “August 17, 2015” (provided that “Due Diligence Delivery Date” as used in the Reorganization Agreement shall similarly refer to the same extended date).

2. Amendment to Section 8.3(c) of the Reorganization Agreement. Section 8.3(c) of the Reorganization Agreement is amended and restated in its entirety to read as follows:

“(c) PEDEVCO shall have received copies of each Company Material Contract which would be deemed a “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K on or before July 15, 2015, along with English language translations thereof;”

3. Amendment to Sections 9.1(h) and 9.1(n) of the Reorganization Agreement. Sections 9.1(h) and 9.1(n) of the Reorganization Agreement are hereby amended by deleting the term “Due Diligence Delivery Date” and replacing it with the insertion of the term “Due Diligence Delivery Deadline”.

4. Limited Effect. Except as amended hereby, the Reorganization Agreement shall remain in full force and effect, and the valid and binding obligation of the Parties thereto.

5. Consideration. Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Amendment and the transactions contemplated herein.

6. Effect of Amendment. Upon the effectiveness of this Amendment, each reference in the Reorganization Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Reorganization Agreement as modified or amended hereby.

7. Reconfirmation of Reorganization Agreement. The Parties hereby reaffirm all terms and conditions made in the Reorganization Agreement, to the extent the same are not amended hereby.

8. Governing Law. THIS AMENDMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE PARTIES’ RELATIONSHIP TO EACH OTHER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

9. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

10. Delivery by Facsimile or in .pdf Format. This Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or in .pdf format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the delivery of an agreement or signature by facsimile machine or in .pdf format as a defense to the formation of a contract and each such Party forever waives any such defense.

11. Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Amendment and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, have caused this Amendment to Agreement and Plan of Reorganization to be duly executed and delivered as of the date first written above.

“Company”

DOME ENERGY, INC.

By:	/s/ Paul Morch
Paul Morch
CEO

“Dome AB”

DOME ENERGY AB

By:	/s/ Paul Morch
Paul Morch
CEO

100% Shareholder of the Company

“PEDEVCO”

PEDEVCO CORP.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
Chairman and Chief Executive Officer

“Acquisition Subsidiary”

PEDEVCO ACQUISITION SUBSIDIARY, INC.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
Chairman and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Reorganization